Herman Miller Reports Fourth Quarter and Fiscal 2015 Results and Announces Dividend Increase
Webcast to be held Thursday, June 25, 2015, at 9:00 AM ET

Release	Immediate
Date	June 24, 2015
Contact	Kevin Veltman (616) 654 3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its fourth quarter and fiscal year ended May 30, 2015. Net sales in the quarter totaled $550.7 million, an increase of 13.0% from the same quarter last fiscal year. New orders in the fourth quarter of $556.9 million were 16.1% above the prior year level.

On an organic basis, which adjusts for acquisitions, divestitures, and foreign currency translation, sales in the fourth quarter increased 3.9% from the same quarter last fiscal year.

Herman Miller reported diluted earnings per share of $0.39 in the fourth quarter. This compares to diluted earnings per share of $0.28 in the same quarter last fiscal year. Excluding the impact of an asset impairment charge and a one-time tax benefit, adjusted diluted earnings per share in the fourth quarter totaled $0.47. The translation impact from year-over-year changes in currency exchange rates had an unfavorable impact on earnings per share of approximately $0.05 in the quarter. In the fourth quarter of last fiscal year, the company reported adjusted diluted earnings per share of $0.50.

For the full fiscal year, net sales were $2,142.2 million, reflecting a year-over-year increase of 13.8% (5.5% organic). Earnings per share for the full year totaled $1.62 compared to a loss of $(0.37) last year. On an adjusted basis, earnings per share totaled $1.82 in fiscal 2015. This represents an increase of 8.3% over adjusted earnings per share of $1.68 in fiscal 2014. The company estimates that foreign currency translation unfavorably impacted its full year earnings per share by approximately $0.12 in fiscal 2015.
The company also announced an increase in its quarterly cash dividend to $0.1475 per share payable in October 2015. This change represents an increase of over 5% from the current dividend payout of $0.14 per share.
Brian Walker, Chief Executive Officer, stated, "Our results for the quarter are encouraging on a number of fronts. We delivered order growth on a constant currency basis and organic sales growth across each of our business segments. We’re making solid progress on the actions we outlined in the third quarter. These actions are aimed to improve the top-line momentum of our North American contract business. While it will take some time to fully realize the benefit of these initiatives, our dealers and sales people have reported renewed confidence in their ability to win. We are pleased and thankful for how our people have responded to these challenges and the pace with which they have driven implementation. We also delivered improved operating results this quarter, posting a 7.6% year-over-year increase in adjusted EBITDA despite ongoing currency pressures. Our EBITDA growth combined with good management of assets resulted in strong cash flow for the quarter and full year. As a result, our Board of Directors decided to increase our dividend for the fourth time in the past three years. This increase reflects the confidence of the Board and our leadership team in the power of our long-term strategy and the future of Herman Miller.

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Fiscal Year Ended
	5/30/2015	5/31/2014	% Chg.	5/30/2015	5/31/2014	% Chg.
Net Sales	$550.7	$487.5	13.0%	$2,142.2	$1,882.0	13.8%
Gross Margin %	38.1%	36.7%	N/A	36.9%	33.5%	N/A
Operating Expenses	$161.7	$131.5	23.0%	$615.3	$630.2	(2.4)%
Restructuring and Impairment Expenses	$10.8	$21.4	(49.5)%	$12.7	$26.5	(52.1)%
Operating Earnings (Loss) %	6.7%	5.4%	N/A	7.6%	(1.4)%	N/A
Adjusted Operating Earnings % *	8.7%	9.2%	N/A	8.7%	8.7%	N/A
Adjusted EBITDA *	$59.5	$55.3	7.6%	$235.2	$206.3	14.0%
Adjusted EBITDA %	10.8%	11.3%	N/A	11.0%	11.0%	N/A
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$23.4	$16.6	41.0%	$97.5	$(22.1)	(541.2)%
Earnings (Loss) Per Share – Diluted	$0.39	$0.28	39.3%	$1.62	$(0.37)	(537.8)%
Adj. Earnings Per Share – Diluted *	$0.47	$0.50	(6.0)%	$1.82	$1.68	8.3%
Orders	$556.9	$479.5	16.1%	$2,146.5	$1,917.7	11.9%
Backlog	$322.2	$306.4	5.2%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Fourth Quarter Fiscal 2015 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $309.5 million, an increase of 0.8% from the same quarter last fiscal year. On an organic basis, excluding the impact of dealer divestitures and foreign currency translation, segment sales increased by 2.9% on a year-over-year comparison. New orders in the fourth quarter totaled $321.5 million, representing an increase of 1.5% from last year. On an organic basis, segment orders were up 3.6% from the fourth quarter of last fiscal year. This represents an improvement from the year-over-year decrease of 1% reported for this segment in the third quarter of fiscal 2015.

Net sales within the ELA segment totaled $102.9 million in the fourth quarter of fiscal 2015. This represents a 6.1% decrease from the same quarter last fiscal year. The strength of the U.S. dollar compared to prior year continued to pose a significant headwind to segment growth this quarter. New orders in this segment totaled $93.4 million in the fourth quarter, representing a year-over-year decrease of 1.4%. On an organic basis, excluding the impact of foreign currency translation, segment sales increased 2.8% and orders were 8.3% higher than the fourth quarter of last fiscal year.

Net sales in the fourth quarter within Herman Miller’s Specialty segment totaled $59.4 million. This represents an increase of 11.9% over sales in the same quarter last year. New orders in the fourth quarter of $57.9 million increased 8.2% compared to last year. Sales and order growth were broad-based across the Specialty business.

The Consumer segment reported sales of $78.9 million, which were $61.2 million higher than the prior year period. The majority of this increase related to the acquisition of DWR, which added sales of $60.8 million, net of eliminations. Orders in the quarter of $84.1 million were up by $69.7 million from the prior year.

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Herman Miller's consolidated gross margin in the fourth quarter totaled 38.1%, a 140 basis point improvement over last year's fourth quarter gross margin of 36.7%. This continued trend of year-over-year improvement was fueled by favorable product and channel mix, including the acquisition of DWR, operational improvements, favorable commodities and pricing realization, all of which combined to more than offset the unfavorable currency translation impact from a stronger U.S. dollar.
Jeff Stutz, Chief Financial Officer stated, "We’re pleased to report strong sales and order growth this quarter, coupled with overall earnings performance that exceeded our expectations coming into the quarter. Our operating results were highlighted by continued gross margin expansion and strong operating cash flows, which helped us further reduce the debt we incurred last summer to acquire DWR. These improvements are particularly encouraging as they reflect measured progress in our strategy of expanding in markets with structurally attractive margins and supportive growth prospects."
Herman Miller reported operating expenses in the fourth quarter of $161.7 million compared to $131.5 million in the same quarter a year ago. This represents a year-over-year increase of $30.2 million, which relates primarily to the acquisition of DWR.

During the fourth quarter, the company recognized pretax asset impairment expenses totaling $10.8 million associated with the POSH trade name intangibles. This non-cash charge was determined based upon Herman Miller's impairment review process.

Herman Miller’s effective income tax rate in the fourth quarter was 29.5%. The quarterly income tax rate included a one-time tax benefit of $3.9 million associated with the implementation of a holding company structure for certain non-U.S. subsidiaries. On an adjusted basis, excluding the one-time benefit and asset impairment expenses, the effective rate in the quarter was approximately 35%.

The company ended the fiscal year with total cash and cash equivalents of $63.7 million, an increase of $1.9 million from the balance at the end of the third quarter. Cash flow generated from operations in the fourth quarter and full fiscal year was $57.9 million and $167.7 million, respectively. This compares to $39.7 million and $90.1 million in the respective periods last fiscal year. The full year cash flow from operations in the prior year included a $49 million cash outflow related to the final termination of the company's domestic defined benefit pension plans.

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2016 to be in the range of $545 million to $565 million. This would represent an increase of between 7% and 11% from the first quarter of fiscal 2015. On an organic basis, adjusted for the DWR acquisition and impact of foreign currency translation, this forecast implies sales growth of approximately 4% at the mid-point of the range. The year-over-year impact of foreign currency translation on net sales is estimated to be approximately $12 million. Diluted earnings per share in the quarter are expected to range between $0.44 and $0.48.

The company will host a live webcast to discuss the results of the fourth quarter of fiscal 2015 on Thursday, June 25, 2015, at 9:00 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $2.1 billion in revenue in fiscal 2015. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2014, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and the implementation of our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter and fiscal year ended May 30, 2015, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	May 30, 2015		May 31, 2014
Net Sales	$550.7	100.0%	$487.5	100.0%
Cost of Sales	341.1	61.9%	308.4	63.3%
Gross Margin	209.6	38.1%	179.1	36.7%
Operating Expenses	161.7	29.4%	131.5	27.0%
Restructuring and Impairment Expenses	10.8	2.0%	21.4	4.4%
Operating Earnings	37.1	6.7%	26.2	5.4%
Other Expenses, net	3.4	0.6%	4.1	0.8%
Earnings Before Income Taxes and Equity Income	33.7	6.1%	22.1	4.5%
Income Tax Expense	9.9	1.8%	5.7	1.2%
Equity Income, net of tax	—	—%	0.2	—%
Net Earnings	23.8	4.3%	16.6	3.4%
Net Earnings Attributable to Noncontrolling Interests	0.4	0.1%	—	—%
Net Earnings Attributable to Herman Miller, Inc.	$23.4	4.2%	$16.6	3.4%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.39		$0.28
Weighted Average Basic Common Shares	59,609,462		59,156,268
Earnings Per Share – Diluted	$0.39		$0.28
Weighted Average Diluted Common Shares	60,253,733		59,852,782

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended
	May 30, 2015		May 31, 2014
Net Sales	$2,142.2	100.0%	$1,882.0	100.0%
Cost of Sales	1,350.8	63.1%	1,251.0	66.5%
Gross Margin	791.4	36.9%	631.0	33.5%
Operating Expenses	615.3	28.7%	630.2	33.5%
Restructuring and Impairment Expenses	12.7	0.6%	26.5	1.4%
Operating Earnings (Loss)	163.4	7.6%	(25.7)	(1.4)%
Other Expenses, net	18.2	0.8%	17.7	0.9%
Earnings (Loss) Before Income Taxes and Equity Income	145.2	6.8%	(43.4)	(2.3)%
Income Tax Expense (Benefit)	47.2	2.2%	(21.2)	(1.1)%
Equity Income, net of tax	0.1	—%	0.1	—%
Net Earnings (Loss)	98.1	4.6%	(22.1)	(1.2)%
Net Earnings Attributable to Noncontrolling Interests	0.6	—%	—	—%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$97.5	4.6%	$(22.1)	(1.2)%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings (Loss) Per Share – Basic	$1.64		($0.37)
Weighted Average Basic Common Shares	59,475,297		58,955,487
Earnings (Loss) Per Share – Diluted	$1.62		($0.37)
Weighted Average Diluted Common Shares	60,126,101		58,955,487

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Fiscal Year Ended
	May 30, 2015	May 31, 2014
Net Earnings (Loss)	$98.1	$(22.1)
Cash Flows provided by Operating Activities	167.7	90.1
Cash Flows used in Investing Activities	(213.6)	(48.2)
Cash Flows provided by (used in) Financing Activities	6.8	(22.4)
Effect of Exchange Rates	1.3	(0.7)
Change in Cash	(37.8)	18.8
Cash, Beginning of Period	101.5	82.7
Cash, End of Period	$63.7	$101.5

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	May 30, 2015	May 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$63.7	$101.5
Marketable Securities	5.7	11.1
Accounts and Notes Receivable, net	189.6	204.3
Inventories, net	129.6	78.4
Prepaid Expenses and Other	74.9	56.5
Total Current Assets	463.5	451.8
Net Property and Equipment	249.5	195.2
Other Assets	475.2	343.9
Total Assets	$1,188.2	$990.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$—	$50.0
Accounts Payable	164.7	136.9
Accrued Liabilities	186.2	169.2
Total Current Liabilities	350.9	356.1
Long-term Debt	290.0	200.0
Other Liabilities	88.8	62.7
Total Liabilities	729.7	618.8
Redeemable Noncontrolling Interests	30.4	—
Herman Miller, Inc. Stockholders’ Equity	427.6	372.1
Noncontrolling Interests	0.5	—
Total Stockholders' Equity	428.1	372.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity	$1,188.2	$990.9

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